[Letterhead of NASDAQ]

By Facsimile and Overnight Mail

January 30, 2001

R. David Murray, Esq.
Corporate Counsel
The Widecom Group, Inc.
72 Devron Road, Unit 17
Brampton, Ontario, Canada L6T SB4

Re: The Widecom Group, Inc. (the "Company" or "Widecom")
    Nasdaq Symbol: WIDE

Dear Mr. Murray:

On July 27, 2000, Staff notified the Company that it was no longer in compliance with the minimum $2,000,000 net tangible assets requirement as set forth in Marketplace Rule 4310(c)(2)(B)(1) and that it had failed to file a proxy statement or hold an annual meeting of shareholders for its fiscal year ended March 31, 1999, as required by Marketplace Rules 4350(e)(2) and 4350(g)(3).

According to the Form 10-K for the fiscal year ended March 31, 2000, Staff determined that the Company's net tangible assets(4) were $1,866,751.(5) The Company reported net losses of ($1,500,840), ($2,244,351), and ($3,335,865), in its annum filings for the years ended March 31, 2000, 1999, and 1998, respectively. The Company's market capitalization was $5,165,970(6) on

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(1) Marketplace Rule 4310(c)(2)(B) states: "For continued inclusion, the issuer shall maintain: (i) net tangible assets of $2 million; (ii) market capitalization of $35 million; or (iii) net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years".
(2) Marketplace Rule 4350(e) states that "each issuer shall hold an anneal meeting of shareholders and shall provide notice of such meeting to Nasdaq."
(3) Marketplace Rule 4350(g) states that "each issuer shall solicit proxies, and provide proxy statements for all meetings of shareholders and shall provide copies of such proxy solicitation to Nasdaq."
(4) Marketplace Rule 4200(a)(28) states that net tangible assets "shall mean total assets (including the value of patents, copyrights and trademarks but excluding the value of goodwill) less than total liabilities." Please note that Staff, as a matter of policy, excludes redeemable securities from its calculation of net tangible assets.
(5) The Company's net tangible assets were calculated as follows: $3,435,361 total assets, less $1,568,610 total liabilities, equals $1,866,751 net tangible assets.
(6) The calculation is based on 2,582,985 total shares outstanding as of June 29, 2000 multiplied by the closing inside bid price of $2.00.

R. David Murray, Esq.
January 30, 2001
Page 2


July 26, 2000, and $1,695,100(7) on January 29, 2000. - According to the Form 10-Q for the quarterly period ended September 30, 2000, the Company reported net tangible assets of $1,680,950(8) and a six month net loss of ($280,250).

Based on our review of the Company and the materials submitted to Staff on August 10 and November 30, 2000, we have determined to deny the Company's request for continued listing on The Nasdaq SmallCap Market.

Over a year ago on October 15, 1999, Widecom filed a Form SB-2 with the Securities and Exchange Commission ("SEC") registering over 1,000,000 shares of common stock to be issued pursuant to the exercise of warrants issued in connection with its initial public offering completed during December 1995. The registration statement was filed subsequent to the re-pricing of such warrants to reflect the one for four reverse stock split completed during January 1999. The Company believes, that upon effectiveness of the Form SB-2, a significant number of warrant holders will exercise their warrants resulting in the Company receiving a substantial amount of capital. However, the Company did not provide; the registration statement's estimated date of effectiveness. Furthermore, according to the Form SB-2/A dated February 4, 2000, the Company had outstanding warrants to purchase 1,620,764 shares of its common stock. Of these warrants, only 247,250 have exercise price ranges between $.66 per share and $3.00 per share. The remaining 1,373,514 warrants have exercise prices ragging from $3.00 to $16.00 per share. On January 29, 2001, the Company's common stock had a closing bid price of $0.65625 per share. Staff notes that these warrants are "out of the money" and would unlikely be exercised at current market prices.

The Company also plans to convert approximately $382,700 in unpaid consulting fees and salaries accrued during fiscal 2000 into shares of its common stock. Staff notes that although the pending conversion of such related party debt may enable Widecom to achieve compliance with the minimum net tangible asset requirement(9), Staff is concerned that any benefits from such conversion may be offset by the Company's current level of operating losses. Over the most recently completed eighteen months, the Company has as experienced an average monthly loss of approximately $100,000.

In addition to the above, during March 2000, Widecom established
PosterNetwork.com, Inc., ("Posternetwork") a wholly owned subsidiary. In that re Bard, the Company intends to spin-off Posternetwork to its shareholders and, as a result, believes that its financial position will

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(7) The calculation is based on 2,582,985 total shares outstanding as of
November 16, 2000 multiplied by the closing inside bid price of $0.65625.
(8) The Company's net tangible assets were calculated as follows: $3,231,828 total assets, less $1,550,878 total liabilities, equals $1,680,960 net tangible assets.
(9) As previously noted, Staff calculated the Company's net tangible ass us at September 30, 2000 to be $1,680,960. If converted into equity, the $382,700 in related party debt would result in net tangible assets of $2,063,660.

R. David Murray, Esq.
January 30, 2001
Page 3

significantly improve because it will no longer be required to fund PosterNetwork's day-to-day research and development activities. Posteretwork is currently in the process of privately raising an anticipated $3,000,000 to be used to commence business operations. However, Widecom did not provide any detailed financial information pertaining to the spin-off's impact on its financial position. In the absence of any binding agreements relating to the proposed spin-off or to the pending private placement, Staff is concerned that Widecom may be unable to complete the above in the near term or that such actions will enable it to regain compliance.

The Company's original submission dated August 10, 2000, also indicated that the annual meeting was scheduled to held on or about October 18, 2000. However, on November 30, 2000, the Company indicated that the annual meeting is now expected to be held during February 2001. However, Staff notes that as of the date of this letter the Company does not have a current proxy statement on file with the SEC.

Furthermore, Staff also notified the Company today that its Common Stock has failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days as required by The Nasdaq SmallCap Market under Marketplace Rule 43100)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(B), the Company will be provided 90 calendar days, or until April 30, 2001 to regain compliance with this Rule.(l0)

In view of the foregoing, Staff has determined that the Company has not provided a definitive plan evidencing its ability to achieve near term compliance with the continued listing requirements or to sustain compliance over an extended period of time. Accordingly, the Company's securities will be delisted from the Nasdaq SmallCap Market at the opening of business on February 7, 2001.

Marketplace Rule 4815(b) requires that the Company, as promptly as possible but no later than seven calendar days from the receipt of Staff's determination, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based. The Company must provide a copy of this announcement to Nasdaq's StockWatch Department and Listing Qualifications Hearings Department (the "Hearings Department") at least 10 minutes prior to its public dissemination.(11) For your convenience, we have enclosed a list of news services that the Company may use in connection with this announcement. In the event the Company does not make the required public announcement, Nasdaq will halt trading in

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(10) The 90 day period relates exclusively to the bid price deficiency. The
Company may be delisted during the 90 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during the period.
(11) This notice should be provided to the attention of Nasdaq's StockWatch Department (telephone: 240/386-6046; facsimile: 240/386-6047), 9513 Key West Avenue, Rockville, Maryland, 20850, and to Nasdaq's Hearings Department (telephone: 301/978-8079; facsimile: 301/978-8080), 9801 Washingtonian
Boulevard, Fifth Floor, Gaithersburg, Maryland, 20878.

R. David Murray, Esq.
January 30, 2001
Page 4


its securities, even if the Company appeals Staff's determination to a Nasdaq Listing Qualifications Panel (the "Panel's as described below.

Please be advised that Marketplace Rule 4815(b) does not relieve the Company of its obligation to assess the materiality of Staff's determination as it relates to the federal securities laws. This rule also does not provide a safe harbor under the federal securities laws. Accordingly, the Company should consult with securities counsel regarding its disclosure and other obligations mandated by law.(12)

The Company may appeal Staffs determination to the Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. A hearing request will stay the delisting of the Company's securities pending the Panel's decision. The Company may request either an oral hearing or a hearing based solely on written submissions. The fee for an oral hearing is $2,300; the fee for a hearing based on written submissions is $1,400. Please note that the hearing fee is non-refundable and that the check must be made payable to "The Nasdaq Stock Market".(13) The request for a hearing must be received by the Hearings Department no later than 4:00 p.m. Eastern Standard Time on February 6, 2001. The request must be in writing and faxed to (301) 978-8080, with the original sent with the appropriate fee to:

                              David A. Donohoe, Jr.
                                  Chief Counsel
                             The Nasdaq Stock Market
                      9801 Washingtonian Blvd., Fifth Floor
                             Gaithersburg, MD 20878.

Hearing requests should not contain written arguments in support of the Company's position. If you would like additional information regarding the heating process, please call the Hearings Department at (301) 978-8203.

Marketplace Rule 4890 prohibits communications relevant to the merits of a proceeding under the Marketplace Rule 4800 Series between the Company and the Hearings Department unless

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(12) Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Determination on (DATE OF RECEIPT OF STAFF DETERMINATION) indicating that the Company fails to comply with the (NET TANGIBLE ASSETS, MINIMUM BID PRICE, MARKET VALUE OF PUBLIC FLOAT, FILING, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) _____________, and that its securities are, therefore, subject to delisting from (The Nasdaq National/SmallCap Market). The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff' Determination. There can be no assurance the Panel, will grant the Company's request for continued listing. The Company may also wish to consider including in its public disclosure whether its securities may be eligible to trade on another marketplace.
(13) If the Company would like to pay its hearing fee by wire transfer, please contact Donna Barnes at 301/978-8071.

R. David Murray, Esq.
January 30, 2001
Page 5

Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Marketplace Rule 4890 will be strictly, enforced.

If you have any questions concerning the compliance issues discussed above, please contact Timothy J. Larkin, Associate Director, at (800) 207-9997 or Eric
C. Washita, Lead Analyst, at (301) 978-8066.

Very truly yours


/s/ [Illegible]

Enclosure

[Letterhead of NASDAQ]

By Facsimile and First Class Mail

January 30, 2001

R. David Murray, Esq.
Corporate Counsel
The Widecom Group, Inc.
72 Devron Road, Unit 17
Brampton, Ontario, Canada UT 5B4

Re: The Widecom Group, Inc. (the "Company")

Dear Mr. Murray:

The Company's Common Stock has failed to maintain a minimum bid price of $1:00 over the last 30 consecutive trading days as required by The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(4) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(B), the Company will be provided 90 calendar days, or until April 30, 2001 to regain compliance with this Rule.(l) If at anytime before April 30, 2001, the bid price of the Company's Common Stock is at least $1.00 for a minimum of 10 consecutive trading days, Staff will determine if the Company complies with the Rule. However, if the Company is unable to demonstrate compliance with the Rule on or before April 30, 2001, Staff will provide the Company with written notification that its securities will be delisted. At that time, the Company may appeal Staffs decision to a Nasdaq Listing Qualifications Panel.

If you have any questions concerning the compliance issues discussed above, please contact Eric C. Wasiuta, Lead Analyst at (301) 978-8066.

Sincerely,


/s/ Timothy J. Larkin
Timothy J. Larkin
Associate Director
Nasdaq Listing Qualifications

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(1) The 90 day period relates exclusively to the bid price deficiency. The
Company may be delisted during the 90 day period for failure to maintain compliance with any other listing requirement for which occurs during the period.